================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ______________

                                   FORM 8-K/A

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

    Date Of Report (Date Of Earliest Event Reported):       August 16, 2000


                               VIRATA CORPORATION

             (Exact Name Of Registrant As Specified In Its Charter)



           DELAWARE                       000-28157                         77-0521696
(State Or Other Jurisdiction Of    (Commission File Number)     (IRS Employer Identification No.)
        Incorporation)

                        2933 BUNKER HILL LANE, SUITE 201
                         SANTA CLARA, CALIFORNIA  95054

              (Address Of Principal Executive Offices) (Zip Code)


      Registrant's Telephone Number, Including Area Code:  (408) 566-1000



================================================================================

ITEM 2 --  Acquisition or Disposition of Assets.


On August 30, 2000, Virata Corporation, a Delaware corporation (the "Registrant"), filed a Current Report on Form 8-K to report the Registrant's acquisition of all of the outstanding capital stock of Agranat Systems, Inc., a Massachusetts corporation. On August 16, 2000, Virata completed the acquisition for an aggregate purchase price of approximately $27.2 million, paid in the form of the Registrant's common stock. The purchase price was based on a fair market value per share of the Registrant's common stock of $55.07.

This amendment to the Registrant's Current Report on Form 8-K is being filed to include the Financial Statements and Pro Forma Financial Information required by
Item 7 of Form 8-K.

ITEM 7 -- Financial Statements, Pro Forma And Exhibits.

(a)  Financial Statements of Businesses Acquired.

The financial statements of Excess Bandwidth Corporation have been included within the Registrants Registration Statement on Form S-1 (No. 333-39912)

                       Report of Independent Accountants


To the Board of Directors and Stockholders of Agranat Systems, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of changes in redeemable preferred stock and stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Agranat Systems, Inc. (the "Company") at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 22, 2000, except for Note K,
 as to which the date is July 24, 2000

Agranat Systems, Inc.
Balance Sheets
December 31, 1999 and 1998
--------------------------------------------------------------------------------

                                                                                           1999              1998
Assets
Current assets:
    Cash and cash equivalents                                                         $   53,431       $   259,030
    Investments                                                                                -           100,000
    Accounts receivable, net of allowance for doubtful accounts of
      $20,000 at December 31, 1999 and 1998                                              197,667           277,070
    Prepaid expenses and other current assets                                             17,373            56,769
                                                                                     ------------      ------------

        Total current assets                                                             268,471           692,869
                                                                                     ------------      ------------

Property and equipment, net                                                              149,723           185,185
Other assets                                                                              30,592            30,000
                                                                                     ------------      ------------

        Total assets                                                                 $   448,786       $   908,054
                                                                                     ------------      ------------

Liabilities, Redeemable Preferred Stock and
  Stockholders' Deficit
Current liabilities:
    Accounts payable                                                                      91,282           122,354
    Accrued expenses                                                                     330,238           193,235
    Notes payable                                                                         42,387                 -
    Due to bank                                                                           18,000                 -
    Current portion of long-term obligations                                                 393             1,779
    Deferred revenue                                                                     250,603           215,249
    Customer deposit                                                                      76,800            76,800
                                                                                     ------------      ------------

        Total current liabilities                                                        809,703           609,417

Long-term obligations, less current portion                                                    -               749

Commitments and contingencies (Notes A, H, I and J)

Redeemable preferred stock:
    Series A convertible mandatorily redeemable preferred stock, $.01 par value; with 759,953 and 621,779 shares authorized; 656,322 and 621,779 shares issued and outstanding at December 31, 1999
      and 1998, respectively                                                           1,614,361         1,425,861
    Series B convertible mandatorily redeemable preferred stock, $.01 par value; 92,116 shares authorized, issued and outstanding at
      December 31, 1999                                                                  191,929                 -
                                                                                     ------------      ------------
        Total redeemable preferred stock                                               1,806,290         1,425,861

Stockholders' deficit:
    Common stock, $.001 par value; authorized 2,500,000 shares,
      1,362,175 and 1,297,900 shares issued and outstanding
      at December 31, 1999 and 1998, respectively                                          1,352             1,298
    Treasury stock, at cost;  151,250 shares at December 31, 1999                           (650)                -
    Accumulated deficit                                                               (2,167,909)       (1,129,271)
                                                                                     ------------      ------------
        Total stockholders' deficit                                                   (2,167,207)       (1,127,973)
                                                                                     ------------      ------------
        Total liabilities, redeemable preferred stock and
          stockholders' deficit                                                      $   448,786       $   908,054
                                                                                     ------------      ------------

  The accompanying notes are an integral part of these financial statements.

Agranat Systems, Inc.
Statements of Operations
For the Years Ended December 31, 1999 and 1998
--------------------------------------------------------------------------------

                                                      1999              1998
Revenues                                           $1,892,352        $1,734,488
Cost of revenues                                      497,810           135,996
                                                   ----------        ----------

Gross profit                                        1,394,542         1,598,492
                                                   ----------        ----------
Operating expenses:
    Product development and engineering               711,051           726,712
    Selling and marketing                           1,175,248         1,021,614
    General and administrative                        426,631           398,047
                                                   ----------        ----------

        Total operating expenses                    2,312,930         2,146,373

Loss from operations                                 (918,388)         (547,881)

Other income (expense), net                            (1,058)           15,567
Interest income (expense), net                        (21,530)           13,337
                                                   ----------        ----------

Loss before income tax expense                       (940,976)         (518,977)
Provision for income taxes                                456            10,976
                                                   ----------        ----------

Net loss                                           $ (941,432)       $ (529,953)
                                                   ----------        ----------

  The accompanying notes are an integral part of these financial statements.

Preferred Stock and Stockholders' Deficit
December 31, 1999 and 1998
--------------------------------------------------------------------------------

                                                                          Series A                    Series B
                                                                  Convertible Mandatorily       Convertible Mandatorily
                                                                         Redeemable                  Redeemable
                                                                       Preferred stock              Preferred stock
                                                                    Shares         Amount         Shares       Amount
Balance at December 31, 1997                                        621,779     $ 1,317,861

Exercise of stock options

Accrued cumulative dividends for Series A preferred stock                           108,000

Net loss
                                                                   --------      ----------       -------     ---------
Balance at December 31, 1998                                        621,779       1,425,861

Issuance of Series B preferred stock                                                               92,116     $ 200,000

Issuance of warrants                                                                                            (12,071)

Exercise of stock options

Conversion of promissory notes to
  Series A preferred stock                                           34,543          75,000

Accrued cumulative dividends for Series A and B
  preferred stock                                                                   113,500                       4,000

Purchase of treasury stock

Net loss

                                                                   --------      ----------       -------     ---------

Balance at December 31, 1999                                        656,322     $ 1,614,361        92,116     $ 191,929
                                                                   ========     ===========       =======     =========

                                                                            Common Stock               Treasury Stock
                                                                        Shares         Amount       Shares         Cost
Balance at December 31, 1997                                           1,098,000      $ 1,098

Exercise of stock options                                                199,900          200

Accrued cumulative dividends for Series A preferred stock

Net loss
                                                                      ----------      -------       --------       ------

Balance at December 31, 1998                                           1,297,900        1,298

Issuance of Series B preferred stock

Issuance of warrants

Exercise of stock options                                                 54,275           54

Conversion of promissory notes to
  Series A preferred stock

Accrued cumulative dividends for Series A and B preferred stock

Purchase of treasury stock                                                                           151,250       $ (650)

Net loss
                                                                      ----------      -------       --------       ------

Balance at December 31, 1999                                           1,362,175      $ 1,352        151,250       $ (650)
                                                                      ==========      =======       ========       ======

                                                                    Additional                            Total
                                                                     Paid-in         Accumulated       Stockholders'
                                                                     Capital           Deficit           Deficit

Balance at December 31, 1997                                                        $ (492,176)          (491,078)

Exercise of stock options                                          $   858                                  1,058

Accrued cumulative dividends for Series A preferred stock             (858)           (107,142)          (108,000)

Net loss                                                                              (529,953)          (529,953)
                                                                   -------         -----------        -----------

Balance at December 31, 1998                                                        (1,129,271)        (1,127,973)

Issuance of Series B preferred stock

Issuance of warrants                                                                    12,071             12,071

Exercise of stock options                                            8,223                                  8,277

Conversion of promissory notes to
  Series A preferred stock                                                                                      -

Accrued cumulative dividends for Series A and B
  preferred stock                                                   (8,223)           (109,277)          (117,500)

Purchase of treasury stock                                                                                   (650)

Net loss                                                                              (941,432)          (941,432)
                                                                   -------         -----------        -----------
Balance at December 31, 1999                                       $     -         $(2,167,909)       $(2,167,207)
                                                                   =======         ===========        ===========

  The accompanying notes are an integral part of these financial statements.

Agranat Systems, Inc.
Statements of Cash Flows
For the Years Ended December 31, 1999 and 1998
--------------------------------------------------------------------------------

                                                                                          1999              1998
Cash flows from operating activities:
    Net loss                                                                          $ (941,432)       $ (529,953)
    Adjustments to reconcile net loss to net cash used in
      operating activities:
      Depreciation and amortization                                                       40,339            28,158
      Bad debt provision                                                                       -            20,000
      (Gain) loss on sale of equipment                                                     1,058           (15,567)
      Changes in operating assets and liabilities:
        Accounts receivable                                                               79,404          (197,987)
        Prepaid expenses and other assets                                                 38,804           (67,033)
        Accounts payable                                                                 (31,072)          116,295
        Accrued expenses                                                                 137,003           107,058
        Deferred revenue and customer deposits                                            35,354           220,382
                                                                                      ----------        ----------

        Net cash used in operating activities                                           (640,542)         (318,647)
                                                                                      ----------        ----------

Cash flows from investing activities:
    Purchase of investments                                                                    -          (100,000)
    Maturity of investments                                                              100,000                 -
    Purchase of property and equipment                                                    (4,049)         (153,997)
    Proceeds from sale of equipment                                                          500            20,525
                                                                                      ----------        ----------

        Net cash provided by (used in) investing activities                               96,451          (233,472)
                                                                                      ----------        ----------
Cash flows from financing activities:
    Proceeds from exercise of stock options                                                8,277             1,058
    Proceeds from issuance of preferred stock                                            200,000                 -
    Proceeds from issuance of promissory notes                                            75,000                 -
    Purchase of treasury stock                                                              (650)
    Proceeds from line of credit                                                          40,000                 -
    Proceeds from accounts receivable factoring                                           18,000                 -
    Repayment of capital lease                                                            (2,135)          (15,192)
                                                                                      ----------        ----------

        Net cash provided by (used in) financing activities                              338,492           (14,134)
                                                                                      ----------        ----------

Net decrease in cash and cash equivalents                                               (205,599)         (566,253)

Cash and cash equivalents, beginning of year                                             259,030           825,283
                                                                                      ----------        ----------

Cash and cash equivalents, end of year                                                $   53,431        $  259,030
                                                                                      ----------        ----------

Supplemental cash flow information:

    Interest paid                                                                     $   16,825        $    1,575
    Income taxes paid                                                                 $      456        $   10,976

Supplemental disclosure of noncash investing and financing activities:
    Equipment acquired under capital lease                                            $    2,260        $        -
    Conversion of promissory notes to preferred stock                                 $   75,000        $        -

  The accompanying notes are an integral part of these financial statements.

Agranat Systems, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

A.   Nature of Business

     Agranat Systems, Inc. (the "Company") was incorporated in January 1991. The Company develops and licenses a portable, real-time, embedded Web server and development architecture for Web-managed products.

     The accompanying financial statements have been prepared on a basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has generated limited revenues and incurred losses from operations since inception. The future viability of the Company is dependent on its ability to obtain additional customer orders, enhance development and commercialization of its products, and manage its expenditures in order to maintain positive cash and working capital through the year ending December 31, 2000. The Company will require increased customer orders in order to continue its planned operations beyond fiscal 2001. Management has the intent and ability to manage expenditures, if necessary, and believes that, based on its ability to generate a significant order from one customer subsequent to December 31, 1999, will be able to meet its obligations in the normal course of business through December 31, 2000.

B.   Summary of Significant Accounting Policies

     Cash, Cash Equivalents and Investments
     The Company considers all highly liquid financial instruments purchased with a maturity at acquisition of 90 days or less to be cash equivalents. Cash equivalents are valued at cost plus accrued interest which approximates fair value. Investments in debt securities are carried at amortized cost which approximates fair value.

     Property and Equipment
     Property and equipment are stated at cost. The Company provides for depreciation and amortization using the straight-line method over their estimated useful lives as follows:

                                                Estimated
     Asset classification                       useful life

     Furniture and fixtures                       7 years
     Office and computer equipment                5 years
     Leasehold improvements                       5 years

     Repairs and maintenance are charged to expense as incurred. Upon retirement or sale, the cost of the asset disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.

     Revenue Recognition
     Revenue from software license fees is recognized upon execution of a contract and the completion of all delivery obligations provided that collectibility is deemed probable. Revenue from maintenance contracts is recognized ratably over the term of the contract, which is typically twelve months. Consulting service revenue is recognized when services are performed. Customer deposit at December 31, 1999 represents an amount payable to a customer due to the termination of a contract for consulting services.

Agranat Systems, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

     Income Taxes
     The Company follows the liability method for accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized based on temporary differences between the financial statement and tax basis of assets and liabilities using current statutory tax rates. A valuation allowance is required to offset any deferred tax assets if, based upon weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

     Software Development
     Research and development costs are charged to expense as incurred. Capitalization of software development costs begins upon establishment of technological feasibility and ceases when the product is available for general release to customers. Amortization of capitalized software costs is recognized on a straight-line basis over the estimated economic lives of the related products or the amount computed using the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues for that product, whichever is greater. The Company has not capitalized any software development costs as the eligible amounts were immaterial.

     Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Concentrations of Credit Risk
     The Company's financial instruments that are exposed to concentration of credit risk consist primarily of cash equivalents and trade receivables. The Company maintains its cash accounts primarily with one bank, insured by the F.D.I.C. up to $100,000. Trade receivables do not represent significant concentration of credit risk to the Company due to the variety of customers and markets into which the Company's products are sold. No single customer accounted for a significant amount of the Company's sales or accounts receivable in 1999 or 1998. The Company's allowance for uncollectible accounts was $20,000 at December 31, 1999 and 1998. To date, the Company has not experienced any losses resulting from uncollectible accounts.

     Risks and Uncertainties
     The Company's ability to attain profitable operations is dependent upon a number of risk factors. The Company is subject to risks common to companies in the software industry including, but not limited to, the development, by the Company or its competitors, of new technological innovations, need for additional funding, dependence on key personnel, risks related to information technology and protection of proprietary technology. Historically, the Company's revenues been derived from sales of one product and the performance of consulting services to a limited number of customers in a limited number of industries. The ability of the Company to generate additional revenues and cash flows is dependent upon its ability to continue to develop and enhance its products, attract additional customers in existing and new markets for its product and services.

Agranat Systems, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

C.   Property and Equipment

     Property and equipment consists of the following at December 31, 1999 and 1998:

                                                     1999              1998

     Furniture and fixtures                        $  83,347       $  83,347
     Office and computer equipment                   151,218         149,253
     Leasehold improvements                            1,715           1,715
                                                   ---------       ---------

                                                     236,280         234,315

     Accumulated depreciation and amortization       (86,557)        (49,130)
                                                   ---------       ---------

     Property and equipment, net                   $ 149,723       $ 185,185
                                                   ---------       ---------

D.   Income Taxes

     No provision for income taxes is recorded due to the Company's net losses. Net deferred tax assets result from temporary differences in the recognition of expenses for financial statements and income tax purposes. A full valuation allowance for the net deferred tax assets has been provided due to the uncertainty surrounding the realization of these assets. Components of the net deferred tax asset at December 31, 1999 and 1998 are as follows:

                                                      1999           1998

     Capitalized R&D expenses                       $ 373,900     $ 118,600
     Net operating loss carryforwards                 165,100       144,300
     Depreciation and amortization                     (9,500)       (5,400)
     Accrual to cash adjustment                       207,800       110,300
     R&D credits                                       56,300        10,100
     Foreign tax credit                                10,500        10,500
                                                    ---------     ---------

     Gross deferred tax assets                        804,100       388,400

     Valuation allowance                             (804,100)     (388,400)
                                                    ---------     ---------

     Net deferred tax asset                         $       -     $       -
                                                    ---------     ---------

     At December 31, 1999, the Company has net operating loss carryforwards to offset income taxes of approximately $412,000 which begin to expire in 2013 and 2003, for federal and state tax purposes, respectively. Foreign tax credits and R&D credits expire in 2004 and 2013, respectively. Under federal tax laws, certain changes in ownership, which may not be within the Company's control, may restrict future utilization of these carryforwards.

Agranat Systems, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

E.   Stockholders' Equity

     Common Stock
     Common stockholders are entitled to one vote for each share held, and to receive dividends if and when declared by the Board of Directors and subject to and qualified by the rights of holders of the Preferred Stock. The Company has not declared any common stock dividends since inception. At December 31, 1999, treasury stock consisted of 150,000 shares purchased by the Company from the founding shareholder and president and remaining 1,250 shares were purchased from an employee shareholder upon termination of employment.

     Redeemable Preferred Stock
     Redeemable preferred stock consists of:

          Series A, $.001 par value, $2.171176841 per share liquidating preference plus unpaid dividends accruing at $0.17369415 per share on an annual basis. 759,953 designated, 656,322 issued and outstanding shares at December 31, 1999.

          Series B, $.001 par value, three times $2.171176841 per share liquidating preference plus unpaid dividends accruing at $0.17369415 per share on an annual basis. 92,116 designated, issued and outstanding shares at December 31, 1999.

          In October 1999, the Company issued 92,116 shares of Series B convertible redeemable preferred stock, for proceeds of $200,000.

               Voting
               Preferred stockholders are entitled to votes equal to the number of shares of common stock into which the preferred stock is convertible.

               Conversion
               The holders of Series A and Series B Preferred Stock are entitled, at any time, to convert any shares of Series A and Series B Preferred Stock into the same number of fully paid and nonassessable shares of common stock. In addition, the preferred stock will convert immediately prior to the closing of an initial public offering of the Company's common stock, which results in aggregate net proceeds top the Company exceeding $10,000,000 and a per share price of at least $6.51353052 per share.

               Cumulative Dividends
               The Series A and B Preferred Stockholders are each entitled to receive dividends at a per annum rate of $0.17369415 per share, appropriately adjusted for stock dividends or splits, when and if declared by the Company's Board of Directors. Through December 31, 1999, no dividends have been declared by the Company. The preferred stockholders are entitled to receive all cumulative unpaid dividends prior to the payment of any dividends on the Company's common stock. At January 31, 2000 dividends in arrears on Series A and Series B were $221,500 and $4,000, respectively.

               Mandatory Redemption Rights
               On September 30, 2002, September 30, 2003 and September 30, 2004, the Company is required to redeem any outstanding shares of Series A and Series B Preferred Stock at 33 1/3%, 50% and 100%, respectively. The redemption price is equal to $2.171176841 per share plus all accrued and unpaid dividends, if any, whether or not declared.

Agranat Systems, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

          Liquidation
          In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock are entitled to receive a liquidation amount before any distribution of the Series A Preferred Stock are entitled to receive a liquidation amount before any distribution or payment is made to any junior stock. The holders of Series A Preferred Stock are entitled to receive an amount equal to the greater of: (i) $2.171176841 per share plus any accruing dividends unpaid and any other dividends declared but unpaid, or (ii) an amount payable had each share been converted to common stock pursuant to Series A Preferred Stock agreement. Series A Preferred Stock shall rank on liquidation junior to the Series B Preferred Stock.

          Upon any liquidation, dissolution or winding up of the Company, the holders of the Series B Preferred Stock have the option to (i) receive a liquidation preference of three times $2.171176841 per share (subject to adjustments), or (ii) convert the Series B Preferred Stock to common stock in the same fashion as the Series A Preferred Stock. Series B Preferred Stockholders are ranked senior to the Series A Preferred Stockholders and will receive distribution prior to holders of Series A Preferred Stock.

     Warrants
     Pursuant to the issuance of Series B Preferred Stock in October 1999, the Company issued warrants to purchase 301,104 shares of its common stock at a price of $.10 per share, subject to certain anti-dilution adjustments. These warrants are fully vested, exercisable at the option of the holders, in whole or in part, and expire in October 8, 2009. The value of the warrants was estimated based on the minimum value method.

     Stock Restriction Agreements
     The Company entered into Stock Restriction Agreements related to common stock owned by certain directors and employees which give the Company the right of first refusal to purchase the shares of a stockholder who intends to sell them to a third party. An aggregate of 1,070,000 shares of common stock at $.001 per share were issued pursuant to these agreements.


F.   Stock Option Plan

     At December 31, 1999, the Company had one stock option plan, the 1996 Stock Option Plan (the "Plan") which is administered by the Board of Directors. The Plan provides for the issuance of a maximum of 944,400 shares of Common Stock.

     Awards granted under the Plan may include incentive stock options, nonqualified stock options, and restricted stock. For incentive stock options (ISO's), the exercise price must be greater than or equal to the fair market value of a share of Company stock on the date the ISO is granted.

     At December 31, 1999, all stock options have been granted with an exercise price equivalent to the estimated fair value of the common stock as established by the Company's Board of Directors. Stock options become exercisable in varying installments as determined by the Board of Directors at the time of grant. Options granted prior to the issuance of Series B Preferred Stock generally become exercisable in equal annual installments over four years after the date of grant and expire ten years after the date of grant. Options granted subsequent to the issuance of Series B Preferred Stock generally become exercisable in equal monthly installments over four years after the date of grant and expire ten years after the date of grant.

Agranat Systems, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

     In the event of a sale merger or acquisition of the Company which results in a change of control of the Company, the vesting of options granted subsequent to the issuance of Series B Preferred Stock, will automatically be accelerated to 50% of the outstanding options.

     The Company adopted the disclosure only provisions of SFAS 123, "Accounting for Stock-Based Compensation" and has applied APB Opinion 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized in the Company's financial statements for its stock option plan under SFAS 123. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates as calculated in accordance with SFAS 123, the Company's net loss for the year ended December 31, 1999 and 1998 would have been increased as indicated below:

                                                 1999              1998

     Net loss:
       As reported                           $ (956,432)       $ (529,953)
       Pro forma                             $ (960,071)       $ (531,930)

     The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. Each year's grants are expensed over a number of future years, commencing with awards granted in 1995 and additional awards in future years are anticipated.

     The fair value of each stock option is estimated on the date of grant using the minimum value method option-pricing model with the following weighted-average assumptions: an expected life of five years, no volatility, no dividends and a risk free interest rate of 5.82% and 5.42% for 1999 and 1998, respectively. The weighted-average fair value of options granted were $.18 and $.40 for 1999 and 1998, respectively. A summary of the status of the Company's stock option plan as of December 31, 1999 is presented below:


                                                               Weighted
                                                                average
                                               Number of       exercise
                                                 shares          price

     Balance at December 31, 1997                341,600        $   .06

     Granted                                      48,000            .40
     Exercised                                  (199,900)         0.004
     Canceled                                          -              -
                                               ---------

     Balance at December 31, 1998                189,700            .21

     Granted                                     628,000            .18
     Exercised                                   (77,900)           .10
     Canceled                                   (172,300)           .25
                                               ---------

     Balance at December 31, 1999                567,500        $   .18
                                               ---------

Agranat Systems, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

     The following table summarizes information about stock options outstanding at December 31, 1999:

                                   Options Outstanding                               Options Exercisable
     -------------------------------------------------------------------------   ---------------------------
                                                     Weighted        Weighted                       Weighted
             Range of                                average         average                        average
             exercise              Number           remaining       exercise         Number         exercise
              prices              outstanding      contract life      price        exercisable        price
           $    .001                 7,000             6.98           $ .001           7,000          $ .001
                .100               399,375             9.75             .100               -               -
                .174                15,000             7.32             .174           7,500            .174
                .400               146,125             8.89             .400           3,750            .400
           --------------         --------           ------           ------         -------          ------

           $ .001 - $.400          567,500             9.39           $ .170          18,250          $ .150
           --------------         --------           ------           ------         -------          ------

G.   Benefit Plan

     The Company sponsors a simplified defined contribution plan for substantially all full-time employees. The Company's contribution is at the discretion of the employer and allocation is based on participant's compensation. The Company contributed $1,533 and $2,273 to the plan in 1999 and 1998, respectively.


H.   Commitments

     The Company leases its principal office and engineering facility under a noncancelable operating lease that expires in September 2005. Future minimum lease payments under the operating leases at December 31, 1999:


                                                   Operating
                                                     leases

     2000                                          $ 241,146
     2001                                            272,526
     2002                                            275,625
     2003                                            275,625
     2004                                            275,625
                                                  ----------

     Total minimum lease payments                 $1,340,547
                                                  ----------

     Rent expense was approximately $226,000 and $59,000 for the year ended December 31, 1999 and 1998, respectively.

     In October of 1999, the Company entered into a sublease agreement for a portion of its office space at its main headquarters. The lease term was four months and terminated in January 2000. The sublease was extended on a month-to-month basis subsequent to January 2000.

     In December of 1999, the Company entered into a one-year capital lease for $2,260.

Agranat Systems, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------


I.   Factoring Arrangement

     In March 1999, the Company entered into an agreement to sell with recourse, on an ongoing basis, selected accounts receivable to a financial institution. Accounts receivable sold and subject to repurchase under this program are included in liabilities in the accompanying balance sheet in the amount of $18,000 as of December 31, 1999. The Company receives 80% and the Silicon Valley retains a reserve of 20% of the receivable value upon approval. The Company pays an 0.75% administration fee based upon the original amount of the factored receivable and incurs interest at 1.75% per month unless terminated by the Company or financial institution.


J.   Related Party Transactions

     The Company has a revolving line of credit with a bank under which it could borrow up to $40,000 with interest at the bank's prime rate (8.5% at December 31, 1999). Borrowings are payable on June 14, 2000 and are secured by assets provided by the president, a major shareholder of the Company. At December 31, 1999, $40,000 was outstanding under this line of credit.

     In 1999, the Company issued two convertible promissory notes to immediate family members of the President, a major shareholder, for $50,000 and $25,000. The notes were converted into 34,543 shares of Series A Preferred Stock in September 1999.

     In 1998, the Company sold an asset to the President, a major shareholder. The asset had a net book value of $4,958 and was sold for $20,525. The Company recorded a gain on the sale of $15,567 which is included in other income.

K.   Subsequent Event

     On July 24, 2000, the Company entered into an Agreement and Plan of Merger under which all of the common and preferred stock of the Company will be converted into the common stock of the acquiring entity.

(b) Pro Forma Financial Information.

                               VIRATA CORPORATION

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                 (In thousands)

On August 16, 2000, Virata Corporation ("Virata") completed its acquisition of Agranat Systems, Inc. ("Agranat Systems"). Under the terms of the merger agreement, 430,188 shares of Virata common stock were exchanged for all of the outstanding capital stock of Agranat Systems. In addition, employee options to purchase shares of Agranat Systems common stock were exchanged for options to purchase 61,064 shares of Virata common stock.

On August 22, 2000, Virata completed its acquisition of Excess Bandwidth Corporation ("Excess Bandwidth"). Under the terms of the merger agreement, 5,702,731 shares of Virata common stock were exchanged for all of the outstanding capital stock of Excess Bandwidth. In addition, options and warrants to purchase shares of Excess Bandwidth common stock were exchanged for options and warrants to purchase 599,553 shares of Virata common stock. The acquisitions have been accounted for as purchase business combinations in accordance with Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations." The aggregate purchase price of the acquisitions is as follows (in thousands):


                                             Agranat Systems      Excess Bandwidth          Total
                                           -------------------  --------------------  ------------------
Shares of Virata common stock                     $23,693              $285,030            $308,723
Options and warrants to purchase Virata
 common stock                                       3,317                24,889              28,206
Direct acquisition costs                              200                 8,800               9,000
                                                  -------              --------            --------
Total                                             $27,210              $318,719            $345,929
                                                  =======              ========            ========

Under the terms of APB Opinion No. 16, the aggregate purchase price will be allocated to the net tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their estimated fair values on the effective date of the merger.

The accompanying unaudited pro forma condensed combined balance sheet combines the unaudited consolidated balance sheet of Virata as of July 2, 2000, with the unaudited balance sheets of Agranat Systems and Excess Bandwidth, each as of June 30, 2000, and gives effect to the acquisitions as if they occurred on July 2, 2000.

The accompanying unaudited pro forma statement of operations for the three months ended July 2, 2000 combines Virata's unaudited consolidated statement of operations for the three month period ended July 2, 2000 with Agranat Systems' unaudited statement of operations for the three month period ended March 31, 2000 and Excess Bandwidth's unaudited statements of operations for the three month period ended June 30, 2000 and gives effect to the acquisitions as if they occurred on April 3, 2000.

The accompanying unaudited pro forma condensed combined statement of operations for the year ended April 2, 2000 combines Virata's audited consolidated statement of operations for the year ended April 2, 2000 with Agranat Systems' audited statement of operations for the year ended December 31, 1999 and Excess Bandwidth's audited statement of operations for the year ended March 31, 2000 and gives effect to the acquisitions as if they occurred on April 1, 1999.

                              VIRATA CORPORATION

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                (In thousands)

                                         Virata      Agranat Systems   Excess Bandwidth   Pro Forma                Pro Forma
                                      July 2, 2000    June 30, 2000      June 30, 2000    Adjustments               Combined
                                    ------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents              $  54,251          $     81          $   5,396                             $   59,728
  Short-term investments                    18,115                --                                                    18,115
  Accounts receivable, net                  16,219               545                 --                                 16,764
  Inventories                                2,284                --                 --                                  2,284
  Other current assets                       2,828                62                546                                  3,436
                                         ---------          --------          ---------      ---------              ----------
      Total current assets                  93,697               688              5,942                                100,327

Property and equipment, net                  4,328               137              3,090                                  7,555
Intangible assets                          174,844                --                 --        241,547   A             416,391
Other assets                                 2,768                30                627                                  1,049
                                         ---------          --------          ---------      ---------              ----------
      Total assets                       $ 273,261          $    855          $   9,659      $ 241,547              $  525,322
                                         =========          ========          =========      =========              ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                       $   8,890          $    213          $     893                             $    9,996
  Accrued liabilities                        2,493               247                251          9,000   B              12,613
  Accrued employee benefits                  2,763               119                152                                  3,034
  Accrued National Insurance
   Contribution on options                   6,718                --                 --                                  6,718
  Deferred revenue                           2,130               549                 --                                  2,679
  Capital lease obligation, current            686                --                669                                  1,355
                                         ---------          --------          ---------      ---------              ----------
      Total current liabilities             24,302             1,128              1,965          9,000                  36,395

Capital lease obligation, long-term            968                --              1,581                                  2,549
                                         ---------          --------          ---------      ---------              ----------
      Total liabilities                     25,270             1,128              3,546          9,000                  38,944
                                         ---------          --------          ---------      ---------              ----------

Stockholders' equity:
  Common stock                                  49                 1                349           (344)  C,D                55
  Convertible preferred stock                   --               120             15,868        (15,988)  C                  --
  Accumulated dividends                         --               (70)                --             70   C                  --
  Additional paid-in capital               337,340             1,564              5,859        329,500   C,D           674,263
  Dividends payable - preferred
   stock                                        --               225                 --           (225)  C                  --
  Accumulated other comprehensive
   income                                      664                --                 --             --                     664
  Unearned stock compensation                 (541)               --             (5,638)       (13,012)  C,D           (19,191)
  Accumulated deficit                      (89,521)           (2,113)           (10,325)       (67,454)  C,E          (169,413)
                                         ---------          --------          ---------      ---------              ----------
      Total stockholders'
       equity                              247,991            (273  )             6,113        232,547                 486,378
                                         ---------          --------          ---------      ---------              ----------
          Total liabilities and
           stockholders' equity          $ 273,261          $    855          $   9,659      $ 241,547              $  525,322
                                         =========          ========          =========      =========              ==========

    The accompanying notes are an integral part of these pro forma condensed combined financial statements.

                               VIRATA CORPORATION

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    (In thousands, except per share amounts)

                                                   Three Months Ended
                                  --------------------------------------------------
                                  July 2, 2000    March 31, 2000     June 30,  2000

                                      Virata                                            Pro Forma           Pro Forma
                                    Corporation   Agranat Systems   Excess Bandwidth   Adjustments          Combined
                                  -------------------------------------------------------------------------------------
                                    (unaudited)     (unaudited)       (unaudited)
Revenues                            $  27,696         $  323           $     --                             $   28,019
Cost of revenues                       14,860             56                 --                                 14,916
                                  ----------------------------------------------------------------          -----------
Gross profit                           12,836            267                 --               --                13,103
Operating expenses                     26,505            433              3,143           18,271     F,G        48,352
                                  ----------------------------------------------------------------          -----------
Income (loss) from operations         (13,669)          (166)            (3,143)         (18,271)              (35,249)
Interest and other income
 (expense), net                           884             (5)                30                                    909
                                  ----------------------------------------------------------------          -----------
Income (loss) before income taxes     (12,785)          (171)            (3,113)         (18,271)              (34,340)
Provision for income taxes                 --             --                 --                                     --
                                  ----------------------------------------------------------------          -----------
Net income (loss)                   $ (12,785)        $ (171)          $ (3,113)        $(18,271)           $  (34,340)
                                  ================================================================          ===========

Basic and diluted net loss per
 share                              $   (0.26)                                                              $    (0.65)
                                  ===============                                                           ===========
Weighted average common shares -
 basic and diluted                     48,417                                              4,651     H          53,068
                                  ===============                                      ===========          ===========

    The accompanying notes are an integral part of these pro forma condensed combined financial statements.

                               VIRATA CORPORATION

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    (In thousands, except per share amounts)

                                                Twelve Months Ended
                                  --------------------------------------------------
                                  July 2, 2000    March 31, 2000     June 30,  2000

                                      Virata                                            Pro Forma           Pro Forma
                                    Corporation   Agranat Systems   Excess Bandwidth   Adjustments          Combined
                                  -------------------------------------------------------------------------------------

Revenues                            $  21,777         $ 1,892           $     --                            $   23,669
Cost of revenues                       11,239             497                 --                                11,736
                                  -----------------------------------------------------------------         -----------
Gross profit                           10,538           1,395                 --                --              11,933
Operating expenses                     38,856           2,313              7,643            73,086  F,G        121,898
                                  -----------------------------------------------------------------         -----------
Income (loss) from operations         (28,318)           (918)            (7,643)          (73,086)           (109,965)

Interest and other income
 (expense), net                         2,210             (23)                13                                 2,200
                                  -----------------------------------------------------------------         -----------
Income (loss) before income taxes     (26,108)           (941)            (7,630)          (73,086)           (107,765)
Provision for income taxes                 --              --                 --                                    --
                                  -----------------------------------------------------------------         -----------
Net income (loss)                   $ (26,108)         $ (941)          $ (7,630)        $ (73,086)         $ (107,765)
                                  =================================================================         ===========
Basic and diluted net loss per
 share                              $   (1.40)                                                              $    (4.62)
                                  ==============                                                            ===========
Weighted average common shares -
 basic and diluted                     18,672                                                4,651  H           23,323
                                  ==============                                         ==========         ===========

    The accompanying notes are an integral part of these pro forma condensed combined financial statements.

Note 1 - Pro Forma Adjustments and Assumptions


The valuations of intangible assets acquired were based on independent appraisals. Assuming that the acquisitions had occurred on July 2, 2000, the purchase price allocations would have been as follows:


                                                         Agranat Systems       Excess Bandwidth         Total
                                                       --------------------  ---------------------  -------------
Fair value of assets acquired and liabilities assumed       $   (273)               $  6,113           $  5,840
Workforce-in-place                                               730                   1,504              2,234
Customer base                                                  3,455                      --              3,455
Complete technology                                            9,170                  68,426             77,596
In-process research and development                              564                  79,328             79,892
Deferred compensation resulting from
  unvested options assumed                                     1,346                  17,304             18,650
Goodwill                                                      12,218                 146,044            158,262
                                                            --------               ---------           --------
Total                                                       $ 27,210               $ 318,719           $345,929
                                                            ========               =========           ========

(A) To reflect the recording of intangible assets associated with the acquisitions of Agranat Systems and Excess Bandwidth.

(B) To reflect the accrual of estimated direct expenses resulting from the acquisitions. These costs are primarily for financial advisory, accounting and legal fees. The actual amounts ultimately incurred could differ from the estimated amounts. The estimated expenses are reflected in the unaudited combined balance sheet as a component of the purchase price.

(C) To eliminate shareholders' equity accounts of Agranat Systems and Excess Bandwidth.

(D) To reflect the issuance of the Virata's common stock and options for the acquisitions of Agranat Systems and Excess Bandwidth.

(E) To reflect the write off of In-process research and development acquired on the acquisitions of Agranat Systems and Excess Bandwidth.

(F) To reflect the amortization expense of intangible assets resulting from the acquisitions of Agranat Systems and Excess Bandwidth, using estimated useful lives of between three and five years and as if the acquisitions occurred on April 1, 1999 and April 3, 2000 for the one year and three month period ended April 2, 2000 and July 2, 2000, respectively.

(G) To reflect the amortization of unearned stock compensation arising from the assumption of options of Agranat Systems and Excess Bandwidth, generally over four years and as if the acquisitions occurred on April 1, 1999 and April 3, 2000 for the one year and three month period ended April 2, 2000 and July 2, 2000, respectively.

(H) Pro forma weighted average shares used in the calculation of Virata pro forma combined net loss per share have been computed by adding Virata's historical weighted average shares outstanding to common shares issued for the acquisitions of Agranat Systems and Excess Bandwidth. Pro forma weighted average shares excludes shares issued that are subject to repurchase by Virata.

(c) Exhibits.

      EX-23.1  Consent of Independent Accountants


Signature

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

  Dated as of October 30, 2000

                 VIRATA CORPORATION

                 By:  /s/ Andrew M. Vought
                   --------------------------
                   Andrew M. Vought
                   Chief Financial Officer and Secretary